EXHIBIT 99.1

Press Release
FOR IMMEDIATE RELEASE

Contact:	John W. Bordelon
President & Chief Executive Officer
Telephone:	(337) 237-1960

HOME BANCORP, INC.
TO CLOSE STOCK OFFERING

Lafayette, Louisiana – (September 30, 2008) – Home Bancorp, Inc., the proposed holding company for Home Bank, Lafayette, Louisiana (the “Bank”), announced that it received regulatory approval to complete the conversion of the Bank from mutual to stock form and to consummate its stock offering of 8,926,875 shares of common stock at $10.00 per share, or $89,268,750.  Sandler O’Neill & Partners, L.P. served as financial advisor and marketing agent with regard to the stock offering, which expired on September 17, 2008.

On September 26, 2008, the Bank’s Plan of Conversion was approved by the Bank’s members at a special meeting.

Home Bancorp expects to complete its conversion and stock offering on or about October 2, 2008, and trading is expected to begin on the Nasdaq Global Market on October 3, 2008, under the symbol “HBCP”.

Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., served as special counsel to Home Bancorp for the conversion and stock offering.

As of June 30, 2008, the Bank had $448.1 million in assets, $355.8 million in deposits and $50.8 million in total equity.  The Bank is a federally chartered savings bank which operates from its headquarters in Lafayette, Louisiana and eight additional full service branch offices in the greater Lafayette area and one loan production office in Baton Rouge, Louisiana.

Orders received from the Bank's eligible account holders (priority 1) and the Employee Stock Ownership Plan (priority 2) will account for substantially all of the common stock to be issued by the Company.  Less than 100,000 shares will be allocated among supplemental eligible account holders.  Subscribers who do not receive their full allocations or who were in lower priorities will have their funds for subscription returned promptly. Subscribers may confirm their stock allocation information by calling the Company’s conversion center at (877) 784-1067 after 9:00 a.m., Central Daylight Time, October 2, 2008.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Home Bancorp’s prospectus, dated August 12, 2008, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

This release is neither an offer to sell nor a solicitation of an offer to buy Common Stock, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws or laws of any such state or jurisdiction.  The offer is made only by the prospectus.  The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the federal deposit insurance corporation or any other government agency.

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